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                              [CAMELOT LETTERHEAD]

1st April 1998

Mr. William Y O'Connor
Chairman & Chief Executive
GTECH Corporation
West Greenwich Corporate Headquarters
55 Technology Way
West Greenwich
RI 2817 USA

Dear Bill,

Sale of Shares of GTECH UK Limited in Camelot Group plc

I am writing to confirm that Camelot agrees to secure the following by closing of the sale of the shares of GTECH UK limited in Camelot Group plc:

a. In relation to events occurring after their release from the Shareholders' Agreement, GTECH UK Limited and any group undertakings (as defined in Section 259 of the Companies Act
      1985) of GTECH UK Limited or any other undertaking controlling, controlled by or under common control with GTECH UK Limited or unconditionally released from all obligations under or in connection with the Shareholders Agreement (in particular the covenant not to compete in Clause 14 thereof and any non-compete obligations or GTECH Corporation or GTECH UK Limited under the Field Services Agreement or the Terminal Supply Agreement as identified as Auxillary Agreements in the Shareholders Agreement and under any guarantee, indemnity, security or similar arrangement given or entered into by any of them with respect to the obligations of Camelot Group plc or its subsidiary undertakings relating to the Shareholders' Agreement, including in particular the obligations and guarantees under the revocation bond agreement dated 28th July 1994.

       and that you receive:-

b. Evidence that the purchase will be effected lawfully in compliance with the Companies Act 1985 and the Articles of Association entirely out of distributable profits and in accordance with the Shareholders Agreement and The National Lottery etc. Act 1993 and the Section 5 Licence.
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c.    Evidence that all necessary consents have been obtained from governmental or regulatory authorities and relevant third parties to allow the sale.

d. Evidence that each of the persons party to the Shareholders Agreement (other than GTECH UK Limited and GTECH Corporation) has consented to the execution by and performance of the company of the agreement for sale of the shares.

e. Evidence that Camelot will not terminate any contract or agreement between Camelot and GTECH UK Limited or GTECH Corporation by reason of the sale.

Yours sincerely,


/s/ Tim
Tim Holley
Chief Executive


/s/ wy o'connor
W. Y. O'CONNOR
GTECH-